                                                                    EXHIBIT 4.12


                                                                  EXECUTION COPY

--------------------------------------------------------------------------------

                               PURCHASE AGREEMENT

--------------------------------------------------------------------------------

                                  $189,000,000

              13 1/4% Series A Senior Subordinated Notes due 2003


                                       of


                           TRANSTEXAS GAS CORPORATION



--------------------------------------------------------------------------------

                               December 13, 1996

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     ----
SECTION 1.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

SECTION 2.  PURCHASE AND SALE OF NOTES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.1     Issuance of Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
                 2.1.1  Issuance of Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.2     Sale and Purchase of the Notes; Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
                 2.2.1  Sale and Purchase of Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
                 2.2.2  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.3     Each Purchaser's Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                 2.3.1  Authorization and Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                 2.3.2  Investment Intent; Transfer of Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                 2.3.3  ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                 2.3.4  Accredited Investor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                 2.3.5  Securities Not Registered . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                 2.3.6  Purchasers' Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         2.4     Failure to Deliver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                 2.4.1  No Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                 2.4.2  Failure to Notify . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         2.5     Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                 2.5.1  Fee   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                 2.5.2  Expenses    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         2.6     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 2.6.1  Scope of Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 2.6.2  Indemnification Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.7     Contribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 2.7.1  Indemnification Provisions Unenforceable  . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 2.7.2  No Pro Rata Allocation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.8     Survival of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.9     Further Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

SECTION 3.  CLOSING CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.1     Conditions to the Purchasers' Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 3.1.1  Opinions of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 3.1.2  Officers' Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 3.1.3  Issue of Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 3.1.4  Representations and Warranties True; No Event of Default  . . . . . . . . . . . . . . . . . .  13
                 3.1.5  Compliance with Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 3.1.6  Purchase Permitted by Applicable Laws; Legal Investment . . . . . . . . . . . . . . . . . . .  13
                 3.1.7  The Indenture and the Registration Rights Agreement . . . . . . . . . . . . . . . . . . . . .  13

                 3.1.8  Consents and Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 3.1.9  Proceedings Satisfactory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 3.1.10  No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 3.1.11  No Material Judgment or Order  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 3.1.12  Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.2     Conditions to the Obligations of the Company.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 3.2.1  Sale of Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 3.2.2  No Material Judgment or Order . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 3.2.3  The Sale by the Company Permitted by Applicable Laws  . . . . . . . . . . . . . . . . . . . .  15
                 3.2.4  Consents and Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

SECTION 4.  CERTAIN PURCHASERS' SPECIAL RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.1     Delivery Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.2     Issue Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.3     Direct Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.4     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 4.4.1  Delivery  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 4.4.2  Disclosure; Officer's Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 4.4.3  Additional Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.5     ERISA Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.6     No Bond Necessary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

SECTION 5.  REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.1     Organization, Standing and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 5.1.1  Organization; Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 5.1.2  Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 5.1.3  Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.2     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.3     Authorization of Agreement and Other Documents . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.4     No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 5.4.1  Existing Violations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 5.4.2  Execution of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.5     Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.6     No Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.7     [Intentionally Omitted.] . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.8     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 5.8.1  Fair Presentation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 5.8.2  No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 5.8.3  No Change in Accounting Practices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 5.8.4  Transfer Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 5.8.5  Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.9     Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.10    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

                 5.10.1  No Material Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 5.10.2  No Material Judgements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         5.11    Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         5.12    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         5.13    ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         5.14    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         5.15    Governmental Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         5.16    No Violation of Regulations of Board of Governors of Federal Reserve
                 System . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         5.17    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         5.18    Private Offering . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 5.18.1  Sale Exempt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 5.18.2  No General Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.19    Governmental Regulations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.20    Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.21    Patents, Trademarks, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.22    Title to and Condition of Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         5.23    Customers and Suppliers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         5.24    Burdensome Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.25    Survival of Indemnification and Contribution and Representations and Warranties  . . . . . . . . . .  28

SECTION 6.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         6.1     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         6.2     Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         6.3     Amendment and Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         6.4     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         6.5     Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         6.6     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         6.7     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         6.8     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

Exhibit A                 Form of Indenture
Exhibit B                 Form of Registration Rights Agreement
Exhibit C                 Form of Opinion of Gardere & Wynne L.L.P.
Exhibit D                 Form of 10-Q Report

Schedule 2.3.3   Employee Benefit Plans
Schedule 5.2     Capitalization
Schedule 5.8.5   Liabilities
Schedule 5.17    Environmental Matters

                           TRANSTEXAS GAS CORPORATION
                        1300 East North Belt, Suite 310
                             Houston, Texas  77032



                            As of December 13, 1996


To Each of the Purchasers
Who Are Signatories Hereto

Ladies and Gentlemen:

         TransTexas Gas Corporation, a Delaware corporation (the "Company"), hereby agrees with each of you as follows:

SECTION 1.  DEFINITIONS

         As used in this Agreement, the following terms shall have the following meanings:

         "Affiliate" means, with respect to any specified Person, (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any officer, director or controlling shareholder of such other Person. For the purposes of this definition, "control", when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Agent" means any Person authorized to act and who acts on behalf of any Purchaser with respect to the transactions contemplated by this Agreement and the other Documents. "Agent" shall also include the Placement Agent and its agents.

         "Agreement" means this Purchase Agreement, as the same may be amended, supplemented or modified from time to time in accordance with the terms hereof.

         "Applicable Law" means any Federal, state, local or foreign statute, law, ordinance, governmental rule or regulation or any judgment, decree, rule or order of any court or governmental agency or authority applicable to the Company or any of its Subsidiaries or any of their respective properties, assets or operations.

         "Business Day" means a day that is not a Saturday, a Sunday or a day on which banking institutions in The Commonwealth of Massachusetts, the State of New York or the State of Texas are not required to be open.

         "Capital Lease" means any lease that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles as in effect on the date hereof.

         "Capital Stock" means any capital stock of any Person and shares, interests, participations or other ownership interests (however designated), of any Person and any rights (other than debt securities convertible into capital stock), warrants or options to purchase any thereof.

         "CERCLA" shall have the meaning specified in Section 5.16 hereof.

         "Charter Documents" means the Articles or Certificate of Incorporation and By-Laws or similar organizational documents of the applicable Person.

         "Closing" shall have the meaning specified in Section 2.2.2 hereof.

         "Closing Date" shall have the meaning specified in Section 2.2.2 hereof.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Commission" means the Securities and Exchange Commission.

         "Common Stock" shall mean the Common Stock, $0.01 par value per share, of the Company.

         "Company" shall mean TransTexas Gas Corporation, a Delaware corporation, and any successor thereto.

         "Default" means any event, act or condition that is, or after notice or passage of time or both would, constitute an Event of Default.

         "Documents" means all documents delivered in connection with the transactions contemplated by this Agreement, including without limitation the Notes, the Indenture and the Registration Rights Agreement collectively, or each of such documents singularly, and any documents or instruments contemplated by or executed in connection with any of them or any of the transactions contemplated hereby or thereby.

         "Draft 10-Q" shall have the meaning provided in Section 5.8.1 hereof.

         "employee benefit plan" shall have the meaning specified in Section
2.3.3 hereof.

         "Environmental Laws" shall have the meaning specified in Section 5.16 hereof.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" shall have the meaning specified in Section 4.6 hereof.

         "Event of Default" shall mean any event defined as an Event of Default in the Indenture.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

         "Exchange Event" shall have the meaning specified in the Indenture.

         "Indemnified Parties" shall have the meaning specified in Section
2.6.1 hereof.

         "Indenture" means the Indenture, dated as of the date hereof, by and among the Company and the Trustee (initially in the form attached hereto as Exhibit A), as the same may be amended, modified or supplemented from time to time in accordance with its terms.

         "Intellectual Property" shall have the meaning specified in Section
5.21 hereof.

         "Lien" shall have the meaning specified in the Indenture.

         "Losses" shall have the meaning specified in Section 2.6.1 hereof.

         "Material Adverse Effect" shall mean a material adverse effect on the properties, business, operations, prospects, earnings, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, or on the ability of the Company and its Subsidiaries taken as a whole to perform their respective obligations under this Agreement, the Securities or any of the other Documents.

         "Notes" shall have the meaning specified in the Indenture.

         "Pension Plan" shall have the meaning specified in Section 5.13 hereof.

         "Person" shall mean any individual, partnership, corporation, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

         "Placement Agent" shall mean Jefferies & Company Inc.

         "Privately Outstanding Securities" shall mean the Notes upon the original issuance thereof and at all times subsequent thereto until, in the case of any Note, (i) the registered exchange offer provided for in Section 2 of the Registration Rights Agreement shall have been consummated and such Note or the Series B Note received in exchange therefor shall have been resold by the Purchaser thereof, (ii) the sale or other public distribution of such Note shall have been registered pursuant to the Securities Act and such Note shall have been disposed of by the Purchaser thereof in accordance with such registration, or (iii) such Note shall have been resold by the Purchaser pursuant to Rule 144, Rule 144A or other resale exemption from the registration requirements of the Securities Act.

         "Proceeding" shall mean an action, claim, suit or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or, to the knowledge of the Company or its Subsidiaries, threatened.

         "Purchasers" shall mean those Persons who have executed a counterpart of this Agreement on any one of the signature pages hereto who are to be purchasers of the Notes.

         "Registration Rights Agreement" shall mean the Registration Rights Agreement of even date herewith by and among the Company and each of the Purchasers, relating to the registration, exchange or resale of the Notes in accordance with the Securities Act (initially in the form attached hereto as Exhibit B), as the same may be amended from time to time in accordance with its terms.

         "reportable event" shall have the meaning specified in Section 4.6 hereof.

         "Rule 144" means Rule 144 as promulgated by the Commission pursuant to the Securities Act, and any successor rule or regulation thereto.

         "Rule 144A" means Rule 144A as promulgated by the Commission pursuant to the Securities Act, and any successor rule or regulation thereto.

         "Scheduled Closing Date" shall have the meaning specified in Section 2.4.2.

         "Securities" means the Notes.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission pursuant thereto.

         "Series B Note" shall have the meaning specified in the Indenture.

         "Subsidiary" means with respect to any Person, (i) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

         "Trustee" shall have the meaning specified in Section 3.1.7 hereof.

SECTION 2.  PURCHASE AND SALE OF NOTES

2.1      Issuance of Notes.

         2.1.1 Issuance of Notes. The Company has taken all necessary corporate action to authorize the issuance and sale of up to $189,000,000 in aggregate principal amount shown on the face thereof, of its 13 1/4% Series A Senior Subordinated Notes due 2003 to be issued pursuant to the Indenture. The Series A Notes will be issued in denominations of $1,000 and any integral multiple of $1,000 thereof and will otherwise be substantially in the form of Note attached as Exhibit A to the Indenture. Each Purchaser shall have the registration rights set forth in the Registration Rights Agreement with respect to the Notes to be purchased by it.

2.2      Sale and Purchase of the Notes; Closing.

         2.2.1  Sale and Purchase of Notes.

         Subject to the terms and conditions set forth herein, the Company hereby agrees to sell at a discount to each Purchaser Series A Notes in the principal amount shown on the face thereof to be equal to the the "aggregate original principal amount of Notes to be purchased" set forth opposite the name of such Purchaser on the execution pages hereof. Each of the Series A Notes shall be sold at a price equal to 52.6166% of the principal amount shown on the face of such Series A Notes.

         In reliance upon the representations and warranties of the Company contained herein and in the other Documents, and subject to the terms and conditions set forth herein and therein, each of the Purchasers hereby agrees, severally and not jointly, to purchase the Series A Notes to be purchased by such Purchaser at the purchase price set forth above. Each Purchaser shall, severally and not jointly, be liable for only the purchase of that original principal amount of the Series A Notes indicated on the page executed by such Purchaser.

         2.2.2  Closing.

         The sale and purchase of the Notes shall take place at a closing (the "Closing") at the offices of Ropes & Gray, One International Place, Boston, Massachusetts, commencing at 10:00 A.M., Boston time, on December 13, 1996 or such other place, Business Day and time as may be agreed upon by all of the Purchasers and the Company (such time and date being referred to as the "Closing Date"). At the Closing, the Company will deliver to each Purchaser one or more Notes in the aggregate principal amount shown on the face of the Notes to be purchased by each such Purchaser (in such permitted denomination or denominations as set forth on the signature page of such Purchaser), registered in each such Purchaser's name or in the name(s) of such nominee(s) or designee(s) as each such Purchaser may request, against payment of the purchase price therefor by Federal funds bank wire transfer in same day available funds to such bank account as the Company shall designate at least one Business Day prior to the Closing Date.

2.3      Each Purchaser's Representations.

         2.3.1  Authorization and Authority.

         Each Purchaser represents to the Company that it is authorized to enter into this Agreement, to perform its several obligations hereunder and to consummate the transactions contemplated hereby. Each Purchaser further represents that, when executed, this Agreement and the Registration Rights Agreement will be a legal, valid and binding obligation of such Purchaser, enforceable against it in accordance with the respective terms thereof, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

         2.3.2  Investment Intent; Transfer of Securities.

         Each Purchaser further represents to the Company that it is purchasing the Securities to be purchased by it hereunder for its own account, and with no intention of distributing or reselling said Securities or any part thereof in any transaction that would be in violation of the securities laws of the United States of America or any state thereof, without prejudice, however, to its right at all times to sell or otherwise dispose of all or any part of said Securities pursuant to an effective registration statement under the Securities Act and in compliance with applicable state securities laws, or under an exemption from such registration available under the Securities Act and other applicable state securities laws and subject, nevertheless, to the disposition of its property being at all times within its control.

         If any Purchaser desires to offer, sell or otherwise transfer, pledge or hypothecate all or any part of the Securities (other than pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 or Rule 144A), such Purchaser shall, if so requested by the Company, deliver to the Company a written opinion of counsel reasonably satisfactory to the Company, which written opinion shall be reasonably satisfactory in form and substance to the Company, that there is available therefor an exemption from the registration requirements of the Securities Act. Upon original issuance thereof, and until such time as no longer required by law, each Note (and all securities issued in exchange therefor or substitution thereof) shall bear a legend in substantially the form set forth in the Indenture.

         At such time that such legend is no longer required by law to be borne by such Note, the Company shall, at the request of the holder of any Note, cause such legend to be removed or replace such certificate with an unlegended Note. The Company may require, as a condition to its obligation to remove such legend a written opinion of counsel reasonably satisfactory to the Company, which written opinion shall be reasonably satisfactory in form and substance to the Company to the effect that such legend is no longer required.

         2.3.3  ERISA.

         Each Purchaser further represents that either (i) no part of the funds to be used to purchase the Notes to be purchased by it constitutes assets allocated to any qualified trust that contains the assets of any employee benefit plan with respect to which the Company or any ERISA Affiliates (as defined in Section 4.6 below) is a party in interest or disqualified person or
(ii) the use of such assets would not constitute a non-exempt prohibited transaction. The representations made by each Purchaser in the preceding clauses are made solely in reliance upon such Purchaser's review of the list (a copy of which is set forth as Schedule 2.3.3 hereto), previously furnished to it by the Company, which sets forth the employee benefit plans with respect to which the Company or any ERISA Affiliates is a party in interest or a disqualified person. The terms "employee benefit plan" and "party in interest" shall have the meanings assigned to such terms in Section 3 of ERISA, the term "disqualified person" shall have the meaning assigned to such term in section 4975 of the Code, and the term "qualified trust" shall mean any trust qualified under section 401(a) of the Code in which is held the assets of any employee benefit plan.

         2.3.4  Accredited Investor.

         Each Purchaser further represents that it is, and each of its managed accounts, if applicable, is, an "accredited investor" within the meaning of Rule 501 under the Securities Act.

         2.3.5  Securities Not Registered.

         Each Purchaser further represents that it understands that (i) the Securities have not been registered under the Securities Act and are being offered and sold under an exemption from registration thereunder, (ii) it must bear the economic risk of its investment in the Securities for an indefinite period of time because it is not anticipated that there will be any market for the Securities and because the Securities cannot be resold unless subsequently registered under the Securities Act or unless an exemption from such registration is available, and (iii) no federal or state agency has passed on or made any recommendations or endorsements of the Securities.

         2.3.6  Purchasers' Representations and Warranties.

         Each Purchaser's payment of the purchase price for the Notes purchased by it at the Closing shall constitute a certification by that Purchaser that all of its representations and warranties made herein and in the other Documents shall be true and correct in all material respects at and as of the Closing Date, after giving effect to the transactions contemplated by this Agreement and the other Documents, as if made at and as of such date.

2.4      Failure to Deliver.

         2.4.1  No Closing.

         Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

                 (i)   by the mutual consent of all of the parties; or

                 (ii) if the Closing shall not have occurred on or before December 18, 1996.

         2.4.2  Failure to Notify.

         If the Closing shall not actually occur on any date on which the Closing is scheduled to occur (the "Scheduled Closing Date"), and the Company shall have failed to notify Ropes & Gray prior to 11:00 a.m., Houston time, on such Scheduled Closing Date that such Closing has been postponed, the Company shall pay to each Purchaser by Federal funds bank wire transfer in same day available funds to the bank account designated by such Purchaser (as compensation for its loss of funds and administrative costs) an amount equal to interest on the aggregate original purchase price for the Notes to have been purchased by such Purchaser on such Scheduled Closing Date, at the effective rate of interest equal to [insert interest rate of 13 1/4% per annum, for each day from and including such Scheduled Closing Date to, but not including, the earlier of the date on which such Closing actually occurs or the date on which the amount to be paid by such Purchaser as the purchase price of such Notes is available to such Purchaser for reinvestment, provided, that the Company shall pay to such Purchaser in any case not less than one day's interest at such specified rate.

2.5      Fees and Expenses.

         2.5.1   Fee.

         If the Notes are sold, the Company shall pay to each Purchaser (i) a funding fee equal to 1/4% and (ii) a structuring fee equal to 1/4%, in each case of the purchase price of the Notes purchased by such Purchaser.

         2.5.2   Expenses.

         Whether or not the Notes are sold, the Company shall pay all reasonable expenses relating to this Agreement and the other Documents, including, but not limited to:

         (a) the cost of printing, reproducing and filing this Agreement, the other Documents and any other documents contemplated hereby or thereby;

         (b)     the reasonable fees and expenses of the Placement Agent;

         (c) the reasonable fees, disbursements and related charges of Ropes & Gray, the special counsel of certain of the Purchasers;

         (d) the cost of delivering to each Purchaser's custodian or home office the Notes purchased by the Purchaser at the Closing upon the issuance thereof;

         (e) all reasonable out-of-pocket expenses relating to any amendment to, or modification of, or any waiver, or consent or preservation of rights under, this Agreement or any of the other Documents; and

         (f) all reasonable other expenses, including reasonable attorneys' fees, incurred by the Company in connection with the transactions contemplated by this Agreement and the other Documents.

2.6      Indemnification.

         2.6.1  Scope of Indemnification.

         In addition to all other sums due hereunder or provided for in this Agreement or any of the other Documents and any and all obligations of the Company to indemnify any Purchaser hereunder or under any of the other Documents, the Company shall, without limitation as to time, indemnify and hold harmless each Purchaser, its Affiliates, and the employees, officers, directors, and Agents of each Purchaser and its Affiliates, including attorneys and consultants (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), to the fullest extent lawful, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and reasonable attorneys' fees) and expenses, including expenses of investigation (collectively, "Losses"), incurred by any Indemnified Party, as a consequence of any claim by or obligation to a third party which arises out of or in connection with this Agreement or the other Documents or the transactions contemplated hereby or thereby (or any other document or instrument executed herewith or pursuant hereto or thereto), whether or not the transactions contemplated by this Agreement are consummated and whether or not any Indemnified Party is a formal party to any Proceeding; provided, however, that the Company shall not be liable to any Indemnified Party for any Losses (i) resulting from a violation by such Indemnified Party of a legal restriction on its investment powers or (ii) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or review) that such Losses arose from the negligence or willful misconduct of such Indemnified Party. Subject to the provisions of the last sentence of Section 2.6.2, the Company agrees promptly to reimburse any Indemnified Party for all such Losses as they are incurred and disclosed to the Company in writing by such Indemnified Party. The obligations of the Company to each Indemnified Party hereunder shall be separate obligations, and the liability of the Company to any Indemnified Party hereunder shall not be extinguished solely because any other Indemnified Party is not entitled to indemnity hereunder.

         2.6.2  Indemnification Procedures.

         If any proceeding shall be brought or asserted against any Indemnified Party in respect of which indemnity may be sought from the Company hereunder, such Indemnified Party promptly shall notify the Company in writing, and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all reasonable fees and expenses incurred in connection with the defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Company of its obligations pursuant to this Agreement, except to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or review) that such failure shall have materially prejudiced the Company.

         Any such Indemnified Party shall have the right to employ separate counsel in any such action, claim or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Company shall have agreed to pay such fees and expenses; or (2) the Company shall have failed promptly to assume the defense of such action, claim or proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such action, claim or proceeding; or (3) the named parties to any such action, claim or proceeding (including any impleaded parties) include both such Indemnified Party and the Company, and such Indemnified Party shall have been advised by counsel that a conflict of interest may exist if such counsel represents such Indemnified Party and the Indemnifying Party (and in the case of any of (1), (2) or (3), if such Indemnified Party notifies the Company in writing that it elects to employ separate counsel at the expense of the Company, the Company shall not have the right to assume the defense thereof and the reasonable fees and expenses of such counsel shall be at the expense of the Company), it being understood, however, that, the Company shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, which firm shall be designated in writing by such Indemnified Parties. The Company shall have the right to employ separate counsel in, and to participate in the defense of, any action or proceeding with respect to which it has no right to assume the defense, but the fees and expenses of such counsel shall be at the expense of the Company. No Indemnified Party will be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). The Company shall not consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release, in form and substance satisfactory to the Indemnified Party, from all liability in respect of such action, claim or proceeding for which such Indemnified Party would be entitled to indemnification hereunder (whether or not any Indemnified Party is a party thereto). All fees and expenses of the

Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such action or proceeding in a manner not inconsistent with this Section 2.6) shall be paid to the Indemnified Party, as incurred, upon written notice thereof to the Company; provided, that the Company may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined by a court of competent jurisdiction (which determination is not subject to appeal or review) that such Indemnified Party is not entitled to indemnification hereunder.

2.7      Contribution.

         2.7.1  Indemnification Provisions Unenforceable.

         If an Indemnified Party has incurred Losses for which the Company is required to indemnify such Indemnified Party pursuant to Section 2.6, and if the indemnification provided for in Section 2.6 is unavailable to any such Indemnified Party or is insufficient to hold such Indemnified Party harmless in respect of any such Losses, then the Company, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and such Indemnified Party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and any Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, the Company on the one hand or such Indemnified Party on the other hand, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include any legal or other fees or expenses incurred by such party in connection with any proceeding.

         2.7.2  No Pro Rata Allocation.

         The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.7 were determined by pro rata allocation or by any other method of allocation that does not account for the equitable considerations referred to in Section 2.7.1 hereof. Notwithstanding the provisions of this Section 2.7, no Indemnified Party shall be required to contribute any amount in excess of the amount by which the price at which the Securities sold by such Indemnified Party and distributed to the public exceeds the amount of any damages that such Indemnified Party has otherwise been required to pay by reason of such statement or omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

2.8      Survival of Obligations.

         The obligations of the Company under Section 2.6 and Section 2.7 shall survive the payment or prepayment of the Notes, at maturity, upon redemption or otherwise, any transfer of the Notes by any Purchaser, and any termination of this Agreement or the other Documents.

2.9      Further Actions.

         During the period from the date hereof to the Closing Date, the Company shall take all actions reasonably necessary or appropriate to cause their representations and warranties contained in Section 5 hereof to be true and correct in all material respects as of the Closing Date, after giving effect to the transactions contemplated by this Agreement, as if made on and as of such date.

SECTION 3.  CLOSING CONDITIONS

3.1      Conditions to the Purchasers' Obligations.

         Each Purchaser's obligation to purchase and pay for the Notes to be delivered to it at the Closing shall be subject to the satisfaction of the following conditions as of the Closing Date.

         3.1.1  Opinions of Counsel.

         Each Purchaser shall have received the following opinions:

         (a) a favorable opinion, dated the Closing Date and addressed to such Purchaser, from Gardere & Wynne L.L.P., counsel to the Company, substantially in the form set forth in Exhibit C hereto; and

         (b) such other opinions of counsel addressing such other matters incidental to the transactions contemplated by this Agreement and the other Documents as such Purchaser may reasonably request.

         3.1.2  Officers' Certificate.

         Each Purchaser shall have received a certificate or certificates, dated the Closing Date and signed by the President or a Vice President of the Company, certifying that the conditions set forth in Sections 3.1.3 through
3.1.5 and 3.1.7 through 3.1.12 hereof have been satisfied on and as of such date.

         3.1.3  Issue of Notes.

         Simultaneously with the sale to each Purchaser of the Notes to be purchased by it at the Closing, the Company shall have issued and sold Notes with a minimum aggregate purchase price of $70,000,000.

         3.1.4  Representations and Warranties True; No Event of Default.

         The representations and warranties of the Company contained herein and in each of the other Documents shall be true and correct in all material respects at and as of the Closing Date, after giving effect to the transactions contemplated by this Agreement and the other Documents, as if made on and as of such date. There shall exist at and as of the Closing Date (after giving effect to the transactions contemplated by this Agreement and the other Documents) no Default or Event of Default.

         3.1.5  Compliance with Agreements.

         The Company shall have performed and complied in all material respects with all agreements, covenants and conditions contained herein and in the other Documents that are required to be performed or complied with by the Company on or before the Closing Date.

         3.1.6  Purchase Permitted by Applicable Laws; Legal Investment.

         Each Purchaser's purchase of and payment for the Notes to be purchased by it (a) shall not be prohibited by any applicable law or governmental regulation, release, interpretation or opinion (including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System), (b) shall not subject such Purchaser to any penalty or other onerous condition under or pursuant to any applicable law or governmental regulation, and (c) shall be permitted by the laws and regulations of the jurisdictions to which such Purchaser is subject. The Company shall have delivered to such Purchaser factual certificates or other evidence it shall reasonably request, in form and substance reasonably satisfactory to it, to enable it to establish compliance with this condition. The Placement Agent shall have delivered to each Purchaser a copy of a letter or letters, addressed to the Company, in form and substance reasonably satisfactory to each Purchaser, confirming certain matters set forth in Section 5.18.2.

         3.1.7  The Indenture and the Registration Rights Agreement.

         (a) The Company and Bank One, Columbus, NA, as trustee (the "Trustee"), shall have duly entered into the Indenture, and each Purchaser shall have received counterparts, conformed as executed, of the Indenture.

         (b) The Company shall have duly executed and delivered to each Purchaser the Registration Rights Agreement.

         3.1.8  Consents and Permits.

         The Company shall have received all consents, permits and other authorizations, and made all such filings and declarations, as may be required pursuant to any law, statute, regulation or rule (Federal, state, local and foreign), contemplated by this Agreement and the other Documents, including the issuance and sale of the Notes to the Purchasers, and pursuant to all other agreements, orders and decrees to which any of them is a party or to which any of them is subject, in connection with the transactions to be consummated on or prior to the Closing Date contemplated by this Agreement and the other Documents.

         3.1.9  Proceedings Satisfactory.

         All corporate proceedings taken in connection with the sale of the Notes and all documents relating thereto, shall be reasonably satisfactory in form and substance to each Purchaser. Each Purchaser and the Purchasers' special counsel shall have received copies of such documents as any Purchaser may reasonably request in connection with the Closing, or as a basis for the Closing opinions, all in form and substance reasonably satisfactory to each Purchaser. Each Document shall be reasonably satisfactory in form and substance to each Purchaser.

         3.1.10  No Material Adverse Change.

         There shall not have occurred any material adverse change in the operations, business, properties, prospects, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, subsequent to the date hereof.

         3.1.11  No Material Judgment or Order.

         There shall not be on the Closing Date any judgment or order of a court of competent jurisdiction or any ruling of any agency of the Federal, state or local government that, in the reasonable judgment of any Purchaser or the Purchasers' special counsel, would prohibit the sale or issuance of the Notes hereunder or subject the Company to any material penalty if the Notes were to be issued and sold hereunder.

         3.1.12  Fees and Expenses.

         The Company shall have paid to the Purchasers the fees and, to the extent invoices therefor shall have been delivered to the Company prior to Closing, expenses set forth in Section 2.5 hereof.

3.2      Conditions to the Obligations of the Company.

         The obligations of the Company to sell the Notes to be delivered to the Purchasers at the Closing shall be subject to the satisfaction of the following conditions:

         3.2.1  Sale of Notes.

         The Purchasers shall have purchased Notes with a minimum aggregate purchase price of $70,000,000.

         3.2.2  No Material Judgment or Order.

         There shall not be on the Closing Date any judgment or order of a court of competent jurisdiction or any ruling of any agency of the Federal, state or local government that, in the reasonable judgment of the Company, would prohibit the sale or issuance of the Notes hereunder or subject the Company to any material penalty if the Notes were to be issued and sold hereunder.

         3.2.3  The Sale by the Company Permitted by Applicable Laws.

         The sale by the Company and each Purchaser's payment for the Notes to be purchased by it (a) shall not be prohibited by any applicable law or governmental regulation, release, interpretation or opinion (including, without limitation, Regulation G, T, U or X of the Board of Governors of the Federal Reserve System), (b) shall not subject the Company to any material penalty under or pursuant to any Applicable Law and (c) shall be permitted by Applicable Law.

         3.2.4  Consents and Permits.

         Each Purchaser shall have received all consents, permits and other authorizations, and made all such filings and declarations, as may be required pursuant to any law, statute, regulation or rule (Federal, state, local or foreign), contemplated by this Agreement and the other Documents, including the purchase of the Notes by such Purchaser, and pursuant to all other agreements, orders and decrees to which such Purchaser is a party or to which such Purchaser is subject, in connection with the transactions to be consummated on or prior to the Closing Date contemplated by this Agreement.

SECTION 4.  CERTAIN PURCHASERS' SPECIAL RIGHTS

         Notwithstanding anything to the contrary in this Agreement or the other Documents, the provisions of this Section 4 shall apply only to those Privately Outstanding Securities held by any of the Purchasers; provided, that all of the obligations of the Company set forth in this Section 4 that are outstanding with respect to any Security at the time such Security ceases to be a Privately Outstanding Security shall survive until such time as such obligations with respect to such Security shall be satisfied in full.

4.1      Delivery Expenses.

         If a holder of a Privately Outstanding Security surrenders such Security to the Company or the Trustee for substitution, replacement or exchange, the Company will pay the cost of delivering to and from such holder's home office (or to and from the office of such holder's designee(s)) and the office of the Company or the Trustee, as the case may be, insured to such holder's satisfaction, the surrendered Security and each Security issued in substitution, replacement or exchange therefor.

4.2      Issue Taxes.

         The Company shall pay all stamp, transfer and other similar taxes and governmental fees in connection with (a) the issuance, sale, delivery or transfer by the Company to the Purchasers of the Privately Outstanding Securities, (b) the execution and delivery of the Documents, (c) any modification of the Documents and (d) the consummation of an exchange of any Note for a Series B Note as contemplated by the Registration Rights Agreement. The Company will hold each holder of Privately Outstanding Securities harmless, without limitation as to time, against any and all liabilities with respect to all such taxes and fees. The obligations of the Company under this Section 4.2 shall survive the payment or prepayment of the Securities, at maturity, upon redemption or otherwise, any transfer of the Securities by the holder thereof, and the termination of this Agreement.

4.3      Direct Payment.

         The Company shall instruct the Trustee to pay or cause to be paid any and all interest payments with respect to any Privately Outstanding Security held by each of the Purchasers (if the registered holder) or the registered nominee(s) thereof (without any presentment of such Privately Outstanding Security and without any notation of such payment being made thereon) by crediting such amount, before Noon, New York time, on the date such amount is payable, by Federal funds bank wire transfer in same day available funds, to the registered holder's account in any bank in the United States of America as may be designated by such holder or such nominee(s), as the case may be, not less than two Business Days prior to such payment. The initial bank account for this purpose of each of the Purchasers is set forth on the signature pages hereof. Each registered holder of the Securities is solely responsible for advising the Company of any changes in its designated bank account and the Company shall not have any responsibility for delays in transfers because of any registered holder's failure to advise the Company of any such change.

4.4      Financial Statements.

         4.4.1  Delivery.

         The Company will deliver or cause the Trustee to deliver to each holder of record of Privately Outstanding Securities the financial statements and other information described by Section 4.8 of the Indenture in the time periods and manner prescribed therein.

         4.4.2  Disclosure; Officer's Certificate.

         Each financial statement of the Company delivered pursuant to this Section shall be accompanied by a certificate of an officer of the Company stating that (x) such officer does not have knowledge of the existence during or at the end of such period of any condition or event that constitutes an Event of Default or Default, or (y) if such condition or event existed or then currently exists, specifying the nature and period of existence thereof and what action the Company has taken, is taking, or proposes to take in connection therewith.

         4.4.3  Additional Information.

         The Company shall, from time to time, deliver such additional information regarding the financial position or business of the Company as the holders of a majority of the outstanding principal amount of Notes that are Privately Outstanding Securities may reasonably request, subject in each case to the confidentiality provisions set forth in Section 4.4 hereof.

4.5      ERISA Compliance.

         Promptly upon becoming aware of any (i) "reportable event" (as defined in section 4043(b) of ERISA), (ii) "complete withdrawal" or "partial withdrawal" (within the meaning of sections 4203 and 4205 of ERISA) from a "Multiemployer Plan" (as defined in section 3(37) of ERISA), (iii) "prohibited transaction" (as defined in section 406 of ERISA or section 4975 of the Code),
(iv) "accumulated funding deficiency" (as defined in section 412 of the Code),
(v) "lien" (within the meaning of section 412(n) of the Code or section 302(f) of ERISA), or (vi) requirement to provide security under section 401(a)(29) of the Code or section 307 of ERISA in connection with any "employee benefit plan" maintained or contributed to by the Company or any of its "affiliates" (as defined in section 407(d)(7) of ERISA, and hereinafter referred to as "ERISA Affiliates") or any trust created thereunder, that may reasonably be expected to, singly or in the aggregate, result in a liability that could have a Material Adverse Effect, the Company shall furnish to each holder of Privately Outstanding Securities a written notice specifying the nature thereof and what action the Company, the Internal Revenue Service, the Pension Benefit Guaranty Corporation or any other relevant party is taking or proposes to take with respect thereto.

4.6      No Bond Necessary.

         The Company shall not require, and shall make a request to the Trustee that it not require, that any holder of Privately Outstanding Securities shall be required to post any bond in accordance with Section 2.7 of the Indenture (but such holder may be required to enter into an indemnity agreement, at the Company's request, reasonably satisfactory to the Company and the Trustee) if such holder certifies that a Privately Outstanding Security has been lost, destroyed or wrongfully taken and demands that the Company issue and the Trustee authenticates a replacement Note or Notes.

SECTION 5.  REPRESENTATIONS AND WARRANTIES

         The Company represents and warrants to each of the Purchasers as follows:

5.1      Organization, Standing and Qualification.

         5.1.1  Organization; Standing.

         Each of the Company and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation; has all requisite corporate power and authority to own or lease, and operate its respective properties and assets, and to carry on its respective businesses as now conducted and as proposed to be conducted; and is duly qualified or licensed to do business and is in good standing as a foreign corporation in all jurisdictions in which it owns or leases property or in which the conduct of its respective businesses requires it so to qualify or be licensed, except where the failure so to qualify would not, singly or in the aggregate, have a Material Adverse Effect.

         5.1.2  Authority.

         The Company has all requisite corporate power and authority to enter into and perform all of its respective obligations under this Agreement and the other Documents to which it is a party, to issue, sell and deliver the Notes to be issued by it, and to carry out the transactions contemplated by this Agreement or any other Document.

         5.1.3  Subsidiaries.

         As of the Closing, the only direct or indirect subsidiaries of the Company are TransTexas Transmission Corporation and TransTexas Exploration Company. Neither the Company nor any of its Subsidiaries own, directly or indirectly, any of the Capital Stock or other equity interest in any other Person.

5.2      Capitalization.

         The total authorized Capital Stock of the Company consists of 100,000,000 shares of Common Stock, 74,000,000 shares of which are issued and outstanding. Each share of Capital Stock of the Company and each of its Subsidiaries that is issued and outstanding has been duly authorized and validly issued, and is fully paid and nonassessable. Except as provided in
Schedule 5.2(a), all of the issued and outstanding shares of Capital Stock of each of the Company's Subsidiaries is owned by the Company free and clear of any Liens. Except as provided in Schedule 5.2(b), there are no outstanding (i) securities convertible into or exchangeable for any Capital Stock of the Company or any of its Subsidiaries, (ii) options, warrants or other rights to purchase or subscribe to Capital Stock of the Company or any of its Subsidiaries, or securities convertible into or exchangeable for Capital Stock of the Company or any of its Subsidiaries, (iii) contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind relating to the issuance or sale of any Capital Stock of the Company or any of its Subsidiaries, any such convertible or exchangeable securities or any such options, warrants or rights or (iv) any voting trust, agreement, contract, commitment, understanding or arrangement with respect to the voting of any Capital Stock of the Company or any of its Subsidiaries.

5.3      Authorization of Agreement and Other Documents.

         The Company has taken all corporate actions necessary to authorize it to enter into and perform its obligations under this Agreement and each of the other Documents to which it is a party and to consummate the transactions contemplated hereby and thereby (including, without limitation, the issuance and sale of the Notes). This Agreement is, and, as of the Closing Date (assuming payment of the purchase price for the Notes by the Purchasers), each of the other Documents to which the Company is a party will be, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws now or hereafter affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

5.4      No Violation.

         5.4.1  Existing Violations.

         Neither the Company nor any of its Subsidiaries is (i) in default in the performance of any obligation, agreement or condition contained in any bond, debenture, note or any other evidence of indebtedness or in any indenture, mortgage, deed of trust or any other agreement or instrument to which any of them is a party other than such defaults that could not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect or (ii) in violation of its respective Charter Documents. There exists no condition that, with the passage of time or otherwise, would constitute a default under any such document or instrument or result in the imposition of any penalty or the acceleration of any indebtedness or other obligation other than such defaults that would not, singly or in the aggregate, result in a Material Adverse Effect or a violation of such Charter Documents.

         5.4.2  Execution of Agreement.

         Neither the execution or delivery by the Company of this Agreement or the other Documents to which it is a party, the issuance, sale or delivery of the Notes, the performance by the Company of any of its obligations pursuant to this Agreement or the other Documents, nor the consummation of the transactions contemplated hereby or thereby will conflict with, violate, constitute a breach of or a default (with the passage of time or otherwise) under, require the consent of any Person (other than consents already obtained) under, result in the imposition of any penalty, or result in the imposition of a Lien (other than Liens permitted under the Indenture) on any properties of the Company or of its Subsidiaries or an acceleration of indebtedness or other obligation pursuant to, (i) the Charter Documents of the Company or any of its Subsidiaries, (ii) any bond, debenture, note or any other evidence of indebtedness or any indenture, mortgage, deed of trust or any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any of them is bound or to which any of the property or assets of the Company or its Subsidiaries is subject, or (iii) any Applicable Law except, in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, defaults, penalties or Liens which would, singly or in the aggregate, have a Material Adverse Effect.

5.5      Use of Proceeds.

         The proceeds from the sale of the Notes shall be used by the Company for its general corporate purposes.

5.6      No Default.

         Were the Indenture in effect and the Notes outstanding as of the date hereof, no Default or Event of Default would have occurred and be continuing.

5.7      [Intentionally Omitted.]

5.8      Financial Statements.

         5.8.1  Fair Presentation.

         The unaudited consolidated financial statements of the Company and its Subsidiaries for the fiscal periods ended October 31, 1996 (the "Financial Statements") set forth in the draft of the Company's report on Form 10-Q attached hereto as Exhibit D (the "Draft 10-Q") fairly present the financial condition and results of operations of the Company and its Subsidiaries for the period specified therein.

         5.8.2  No Material Adverse Change.

         Except as disclosed in the Draft 10-Q, since January 31, 1996, there has been no material adverse change in the properties, business, prospects, operations, earnings, assets, liabilities, or condition (financial or otherwise) of the Company or its Subsidiaries from that set forth in the audited financial statements dated January 31, 1996.

         5.8.3 No Change in Accounting Practices. The amendment and restatement of the definition of "GAAP" in the indenture under which the Company's 11 1/2% Senior Secured Notes due 2002 were issued (the "Senior Notes Indenture") to read in its entirety as the definition of "GAAP" in the Indenture would have no effect on the determination of the Company's compliance with the covenants in the Senior Notes Indenture.

         5.8.4 Transfer Agreement. The Transfer Agreement dated as of August 24, 1993 among TransAmerican Natural Gas Corporation, the Company, TransTexas Transmission Company and Mr. John R. Stanley has not been amended, restated, supplemented or otherwise modified since June 15, 1995.

         5.8.5  Liabilities.

         On a consolidated basis, the Company has no liability or obligation (absolute, accrued, contingent or otherwise), except (i) liabilities reflected in the Financial Statements, (ii) other liabilities incurred in the ordinary course of business, consistent with past practices, since the date of said Financial Statements and (iii) as set forth in Schedule 5.8.5 hereto as previously delivered. On a consolidated basis, the Company and its Subsidiaries have no material forward or material, long-term commitments or material unrealized losses or anticipated losses from any unfavorable commitments, except as reflected in the Financial Statements.

5.9      Full Disclosure.

         The Draft 10-Q in conjunction with the Company's transitional report on Form 10-K for the period ending January 31, 1996, does not contain any untrue statement of a material fact or as of such date omitted, or now omits, to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

5.10     Litigation.

         5.10.1  No Material Proceedings

         Except as disclosed in the Draft 10-Q, there is no Proceeding against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets except for such Proceedings that, if finally determined adversely to the Company or its Subsidiaries, would not, singly or in the aggregate, have a Material Adverse Effect.

         5.10.2  No Material Judgements.

         Except as disclosed in the Draft 10-Q, neither the Company nor any of its Subsidiaries is subject to any judgment, order, decree, rule or regulation of any court, governmental authority or arbitration board or tribunal that would, singly or in the aggregate, have a Material Adverse Effect.

5.11     Labor Relations.

         Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice that could, singly or in the aggregate, have a Material Adverse Effect. There is (a) no unfair labor practice complaint or other proceeding pending or to the best of their knowledge threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any industrial tribunal and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is so pending or, to the best of their knowledge threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any industrial tribunal and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is so pending or, to the best of their knowledge, threatened against the Company or any of its Subsidiaries, and (c) no union representation questions existing with respect to the employees of the Company or any of its Subsidiaries and no union organizing activities are taking place. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement.

5.12     Taxes.

         All tax returns required to be filed by the Company or any of its Subsidiaries in any jurisdiction (including foreign jurisdictions) have been timely so filed, and all material taxes, assessments, fees and other charges (including, without limitation, withholding taxes, penalties, and interest) due or claimed to be due from the Company or its Subsidiaries that are due and payable have been paid, other than those (i) being contested in good faith and for which an adequate reserve or accrual has been established on the Financial Statements or (ii) those currently payable without penalty or interest and for which an adequate reserve or accrual has been established on the Financial Statements or extensions duly filed. Neither the Company nor any of its Subsidiaries knows of any actual or proposed additional tax assessments for any fiscal period against the Company or any of its Subsidiaries that would, singly or in the aggregate, have a Material Adverse Effect. Neither the Company's nor any of its Subsidiaries' income or franchise tax returns are under audit and no waivers of the statute of limitations or extensions of time with respect to any tax returns have been granted by the Company or any of its Subsidiaries.

5.13     ERISA.

         The execution and delivery of this Agreement, the other Documents and the sale of the Notes to be purchased by any Purchaser will not, to the Company's and its Subsidiaries' knowledge, involve any "prohibited transaction." To the Company's and its Subsidiaries' knowledge, none of the Company, any Subsidiary or any of their ERISA Affiliates is a "party in interest" or a "disqualified person" except as to those employee benefit plans set forth on Schedule 2.3.3. To the Company's and its Subsidiaries' knowledge no condition exists or event or transaction has occurred in connection with any "employee benefit plan" maintained or contributed to by the Company or any of its Subsidiaries or any ERISA Affiliate of the Company or any of its Subsidiaries (any plan being herein referred to as the "Pension Plan") that could result in the Company or any of its Subsidiaries or any such ERISA Affiliate incurring any liability, fine or penalty which would, singly or in the aggregate, have a Material Adverse Effect. With respect to any Pension Plan that is subject to Title IV of ERISA, (a) the fair market value of the assets of such Pension Plan equals or exceeds (and will equal or exceed immediately subsequent to the consummation of the transactions contemplated hereby) the present value of the liabilities of such Pension Plan (as determined in accordance with the actuarial methods and assumptions set forth in the latest actuarial report for such Pension Plan), except where the failure so to equal or exceed would not, singly or in the aggregate, have a Material Adverse Effect and (b) there exists (and will exist immediately subsequent to the consummation of the transactions contemplated hereby) no accumulated funding deficiency.

5.14     Compliance with Laws.

         Neither the Company nor any of its Subsidiaries is in violation of any Applicable Law, except such violations as may not, singly or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership or operation of its respective properties or the conduct of its respective business as currently conducted, except such failures as could not, singly or in the aggregate, have a Material Adverse Effect.

5.15     Governmental Consents.

         No consent, approval or authorization of, or filing, registration or qualification with, any governmental or regulatory authority or body is required in connection with or as a condition to the execution and delivery of this Agreement or any of the other Documents or the consummation of transactions contemplated hereby or thereby (including, without limitation, the offer, issuance, sale or delivery of the Notes at the Closing), except for such consents, approvals, authorizations, filings, registrations or qualifications as have been made or obtained on or before the Closing Date (and copies of which will be delivered to each Purchaser) or are not required to be made or obtained prior to the Closing Date and except to the extent that the failure to obtain any such consents, approvals, authorizations or qualifications or to make any such filings or registrations could not, singly or in the aggregate, have a Material Adverse Effect.

5.16     No Violation of Regulations of Board of Governors of Federal Reserve
System.

         None of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Notes) shall violate or result in a violation by the Company or any of its Subsidiaries of
Section 7 of the Exchange Act including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System. No part of the proceeds of the sale of the Notes will be used directly or indirectly for the purpose of purchasing or carrying any margin securities within the meaning of Regulation G.

5.17     Environmental Matters.

         (a)     Except as disclosed in Schedule 5.17:

                 (i) each of the Company and its Subsidiaries has obtained all permits, licenses, approvals and other authorizations that are required with respect to the operation of its business, property and assets under the Environmental Laws and is in compliance with all terms and conditions of such required permits, licenses, approvals and authorizations, except where the failure to so obtain or be in compliance could not, singly or in the aggregate, have a Material Adverse Effect;

                 (ii) each of the Company and its Subsidiaries is in compliance with the Environmental Laws (including, without limitation, compliance with standards, schedules and timetables therein), except where the failure to so comply, could not, singly or in the aggregate, have a Material Adverse Effect;

                 (iii) no real property or facility owned, used, operated, leased, managed or controlled by the company or, to their knowledge, any predecessor in interest, is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or on any comparable state or local list established pursuant to any Environmental Law, and neither the Company nor any of its Subsidiaries has received any notification of potential or actual liability or request for information under CERCLA or any comparable state or local law;

                 (iv) except as could not, singly or in the aggregate, have a Material Adverse Effect, no underground storage tank or other underground storage receptacle, or related piping, is located on a facility or property currently owned, operated, leased, managed or controlled by the Company or any of its Subsidiaries (except with respect to common areas designed under leases);

                 (v) there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping, on-site or off-site) of Hazardous Materials by the Company or any of its Subsidiaries or, to their knowledge after due inquiry, any predecessor in interest at, on, under, from or into any facility or real property owned, operated, leased, managed or controlled by each such Person, except such as could not, singly or in the aggregate, have a Material Adverse Effect;

                 (vi) except as could not, singly or in the aggregate, have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liability, absolute or contingent, under any Environmental Law and there is no civil, criminal or administrative action, suite, demand, hearing, notice of violation or deficiency, investigation, proceeding, notice or demand letter pending or, to the best of their knowledge, threatened against the Company or such Subsidiary under any Environmental Law; and

                 (vii) there are no events, conditions, circumstances, activities, practices, incidents, actions or plans that may interfere with or prevent compliance by the Company or any of its Subsidiaries with any Environmental Law or that may give rise to any liability under the Environmental Laws, except such as could not, singly or in the aggregate, have a Material Adverse Effect.

         (b) For the purposes of this Agreement, "Environmental Laws" means the common law and all Federal, state, local and foreign laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of human health or the environment, including, without limitation, laws relating to (i) emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous constituents, substances or wastes, including, without limitation, petroleum, including crude oil or any fraction thereof, or any petroleum product or other wastes, chemicals or substances regulated by any Environmental Law (collectively referred to as "Hazardous Materials"), into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, and (iii) underground storage tanks, and related piping, and emissions, discharges, releases or threatened release of Hazardous Materials therefrom.

5.18     Private Offering.

         5.18.1  Sale Exempt.

         Based in part on representations made by the Purchasers, and assuming the correctness of such representations, the sale of the Securities hereunder is exempt from the registration and prospectus delivery requirements of the Securities Act and it is not necessary in connection with the sale of the Securities to the Purchasers in accordance herewith to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

         5.18.2  No General Solicitation.

         In the case of each offer or sale of the Securities, no form of general solicitation or general advertising was used by the Company, any of its Subsidiaries or any of their respective officers, directors or employees including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees had been invited by any general solicitation or general advertising. No offers were made by the Company, any of its Subsidiaries or any of their respective officers, directors or employees other than to persons whom the offeror reasonably believed to be accredited investors or sophisticated purchasers as those terms have been construed under Section 4(2) of the Securities Act. The Purchasers are the sole purchasers of the Securities. The Company agrees that neither it nor anyone acting on any of its behalf, will, with the Company's or its Subsidiaries' knowledge, offer any Securities so as to bring the issuance and sale of any of the Securities within the provisions of Section 5 of the Securities Act nor offer any similar securities for issuance or sale to, or solicit any offer to acquire any of the same from, or otherwise approach or negotiate with respect thereto with anyone if the sale of any of the Securities and any such securities could be integrated as a single offering for purposes of the Securities Act so as to bring the issuance and sale of any of the Securities within the provisions of Section 5 of the Securities Act.

5.19     Governmental Regulations.

         Neither the Company nor any of its Subsidiaries is subject to regulation, or will become subject to regulation upon the consummation of the transactions contemplated by this Agreement or any of the other Documents, under the Investment Company Act of 1940, as amended, or any Federal or state statute or regulation limiting its ability to incur or assume indebtedness for borrowed money or consummate the transactions contemplated hereby.

5.20     Brokers.

         The Company has not dealt with any broker, finder, commission agent or other Person in connection with the sale of the Notes and the transactions contemplated by this Agreement and the other Documents other than the Placement Agent. The Company is under no obligation to pay any broker's fee or commission in connection with such transactions, other than a fee payable to the Placement Agent for investment banking services rendered in connection with such transactions.

5.21     Patents, Trademarks, etc.

         Each of the Company and its Subsidiaries owns, or is licensed under, and has the right to use, all material patents, trademarks, trade names, copyrights, technology, know-how and processes (collectively, "Intellectual Property") necessary for the conduct of its business. The consummation of the transactions contemplated by this Agreement and the other Documents will not alter or impair any such rights. No claims have been asserted by any person to the use of any Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement related thereto and the use of such Intellectual Property by the Company and its Subsidiaries does not infringe on the rights of any person, except to the extent that any such claims or infringements would not, singly or in the aggregate, have a Material Adverse Effect.

5.22     Title to and Condition of Properties.

         Each of the Company and its Subsidiaries (a) has good and indefeasible title to all the real or personal properties and other assets (tangible, intangible or mixed) it purports to own, free and clear of all Liens, except for Liens permitted under the Indenture and (b) enjoys peaceful and undisturbed possession under all leases to which it is a party as lessee except to the extent any failure to have such title or enjoy such possession would, singly or in the aggregate, have a Material Adverse Effect. To the Company's and its Subsidiaries' knowledge, all leases and other agreements to which the Company or any Subsidiary is a party are valid and binding and in full force and effect except to the extent that the failure of such leases and other agreements to be valid and binding and in full force and effect would not, singly or in the aggregate, have a Material Adverse Effect. No default has occurred or is continuing under such leases and other agreements, and no consent need be obtained, from any Person in respect of any such lease or agreement in connection with the transactions contemplated by this Agreement and the other Documents, except to the extent that any such defaults, or the failure to obtain any such consents, could not, singly or in the aggregate, have a Material Adverse Effect. The properties used or useful to the conduct of the business of the Company and its Subsidiaries are in good repair and working order, ordinary wear and tear excepted. The Company and its Subsidiaries maintain with reputable insurers such insurance as may be required by law and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated (which may include self-insurance in the same form as is customarily maintained by companies similarly situated).

5.23     Customers and Suppliers.

         In each case, except as would not, singly or in the aggregate, have a Material Adverse Effect, since the January 31, 1996, (i) no significant customer (or group of customers which in the aggregate is significant) or any distributor of the Company or its Subsidiaries has given any such company notice or, to the knowledge of any such company, has taken any other action which has given any such company any reason to believe that such customer (or group of customers) or distributor will cease to purchase products or reduce significantly the amount of products purchased from such company and (ii) no significant supplier or vendor (or group of suppliers or vendors which in the aggregate is significant) of the Company and its Subsidiaries has given any such company notice or, to the knowledge of any such company, has taken any other action which has given any such company any reason to believe that such supplier or vendor (or group of suppliers or vendors) will cease to supply or restrict the amount supplied or adversely change its price or terms to such company of any products or services.

5.24     Burdensome Agreements.

         To the knowledge of the Company and its Subsidiaries, no agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any of them may be bound or to which any of their properties may be subject contains any unusual or burdensome provisions that would have a Material Adverse Effect on the Company or any of its Subsidiaries.

5.25 Survival of Indemnification and Contribution and Representations and Warranties.

         All of the representations and warranties of the Company and the Purchasers in this Agreement and the other Documents and in any other document, financial statement or other instrument or certificate delivered to any party hereto by or on behalf of the Company or any of its Subsidiaries, on the one hand, or the Purchasers, on the other hand, in connection with this Agreement and the other Documents and the transactions contemplated hereby and thereby shall be deemed to constitute representations and warranties hereunder and shall be true in all material respects at and as of the Closing Date, after giving effect to the transactions contemplated hereby.

         All of the obligations to indemnify each Purchaser and each other Indemnified Party and contribute to the Purchasers' and each other Indemnified Party's losses contained in this Agreement and the other Documents and in any other document, financial statement or other instrument or certificate delivered to you by or on behalf of the Company or any of its Subsidiaries in connection with this Agreement and the Documents and the transactions contemplated hereby and thereby and all of the representations and warranties of the Company shall survive the execution and delivery of this Agreement and the other Documents, any investigation by any Purchaser or any Indemnified Party and the issuance of the Notes.

SECTION 6.  MISCELLANEOUS

6.1      Notices.

         Prior to the Closing, and thereafter with respect to matters pertaining to this Agreement only, all notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, next-day air courier, certified first-class mail, return receipt requested, or facsimile:

         (a) if to any Purchaser, at such Purchaser's address set forth below on the signature page hereto, with a copy to Ropes & Gray, One International Place, Boston, Massachusetts 02110, Attention: Robert L. Nutt, Esq; and





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
         (b) if to the Company or its Subsidiaries, at its address set forth on the first page of this Agreement, with a copy to Gardere & Wynne L.L.P., 3000 Thanksgiving Tower, 1601 Elm Street, Suite 3000, Dallas, Texas 75201,
Attention: C.  Robert Butterfield, Esq.

         All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; one business day after being timely delivered to a next-day air courier; five business days after being deposited in the mail, postage prepaid, if mailed; when answered back if telexed; and when receipt is acknowledged by the recipient's telecopier machine, if telecopied.

         From and after the Closing, the foregoing notice provisions shall be superseded by the notice provisions of the Document under which notice is given.

6.2      Successors and Assigns.

         This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, and to the extent set forth in Sections 2.6 and 2.7 hereof, the Indemnified Parties and their respective heirs, personal representatives, successors and assigns and no other persons shall acquire or have any right under or by virtue of this Agreement.

6.3      Amendment and Waiver.

         Prior to the Closing Date, this Agreement and the other Documents may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, provided that the same are in writing and signed by each Purchaser and the Company. Thereafter, this Agreement may only be amended, and such waivers be given, with the consent of the holders of a majority of the then outstanding aggregate principal amount of the Notes (other than Notes owned or acquired by the Company or its Affiliates).

6.4      Counterparts.

         This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

6.5      Headings.

         The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

6.6      Governing Law.

         THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AS APPLIED

TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. THE COMPANY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE SUPREME COURT OF NEW YORK, NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE COMPANY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, TRIAL BY JURY AND ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PURCHASER TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY IN ANY OTHER JURISDICTION.

6.7      Entire Agreement.

         This Agreement, together with the other Documents, are intended by the parties as a final expression of their agreement and are intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement, together with the other Documents, supersedes all prior agreements and understandings between the parties with respect to such subject matter.

6.8      Severability.

         If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

         If this Agreement is satisfactory to you, please so indicate by signing the acceptance at the foot of a counterpart of this Agreement and return such counterpart to the Company whereupon this Agreement will become binding between us in accordance with its terms.

                                        Very truly yours,

                                        TRANSTEXAS GAS CORPORATION


                                        By:_______________________
                                           Name:
                                           Title:

                          PURCHASE AGREEMENT SIGNATURE


EACH PURCHASER EXECUTING THIS SIGNATURE PAGE ON BEHALF OF ONE OR MORE MANAGED ACCOUNTS SHOULD PROVIDE THE NAME OF, AND THE REQUESTED INFORMATION WITH RESPECT TO, EACH MANAGED ACCOUNT.

Accepted and Agreed as of
the date first above written


_________________________
Name of Purchaser                       Aggregate original principal
                                        amount of Notes to be purchased
                                        by the Purchaser:  $___________
                                        Purchase Price:    $___________

By:______________________
Name:
Title:

Address:_________________

_________________________

_________________________

Telephone:_______________

Telecopy:________________


Nominee (name in which the Notes
are to be registered, if different
than name of the Purchaser):




                            Note Purchase Agreement





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